Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Walter R. Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2015

SECOND QUARTER RESULTS

Houston, Texas – May 7, 2015 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $5.2 million, or $0.40 per diluted share, on revenues of $27.9 million for its fiscal quarter ended March 31, 2015. This compares with a net income of $10.8 million, or $0.82 per diluted share, on revenues of $68.6 million for the corresponding quarter in the prior fiscal year.

For the six months ended March 31, 2015, the company recorded revenues of $49.1 million and a net loss of $10.6 million, or $0.82 per diluted share. For the comparable period last year, the company recorded revenues of $169.9 million and a net income of $35.0 million, or $2.66 per diluted share.

The company noted that its results for the three and six month periods ended March 31, 2015 include the revenue recognition of a $3.0 million non-refundable deposit received from Seafloor Geophysical Solutions AS (SGS) in fiscal year 2014 as a down payment toward the purchase of an OBX system. Due to capital constraints, SGS was unable to take delivery of the system.

Walter R. (“Rick”) Wheeler, Geospace Technologies’ President and CEO said, “Depressed market conditions for seismic equipment sales and rentals remained persistent throughout our second quarter. After removing the revenue impact of the SGS deposit, second quarter revenues were sequentially 18% higher than reported in our first quarter; however, when compared to last year’s second quarter, our fiscal year 2015 second quarter revenues fell by $43.6 million or 64%. Adjusted revenues for the six months ended March 31, 2015 declined by $123.8 million or 73% from the same period last year. Comparatively, these year-over-year reductions are a direct consequence of having no performing contracts underway in the current fiscal year for the manufacture of permanent reservoir monitoring (PRM) systems, along with significant lower market demand for all of our other seismic products.”

“Traditional seismic product revenues in the second fiscal quarter were $9.6 million, a decrease of $3.5 million or 27% from the previous year. For the six months ended March 31, 2015, revenues were $17.3 million, representing a reduction of $16.2 million or 48% from the prior year period. The revenue decline for both periods is due to unusually large geophone orders that occurred in last year’s first quarter along with much weaker demand in the current year periods for traditional land and marine products in the current seismic industry environment.”

“Wireless product revenues of $12.1 million in the second fiscal quarter were similar to those reported for the same period last year. As noted above, we recognized $3.0 million of wireless product revenues in the second quarter in connection with SGS’s inability to take delivery of an OBX system. SGS is continuing their efforts to secure funding for their business plans and, if successful, it may lead to a newly negotiated agreement for the rental or purchase of an OBX system. Excluding the effect of this deposit, our adjusted wireless revenues for the second quarter decreased by $3.4 million or 27% from last year. For the six months ended March 31, 2015, adjusted wireless revenues decreased $43.2 million or 74%. Only 5,400 GSX channels were sold in the first six months of the current fiscal year compared to 77,000 GSX channels in the same period of the prior year. These declines are further evidence of the weak demand for land seismic equipment in today’s market. Amidst these otherwise depressed market conditions, we are actively issuing quotations for our cableless OBX ocean bottom nodal systems and we see increases in the number of applied uses for the OBX and the number of channels utilized in some survey operations. Most of our OBX customers are encountering delays in the awarding of tendered jobs as well as delayed startups for jobs in hand, so there remains some uncertainty for this niche market as it continues to unfold.”

“Reservoir product revenues for the second quarter totaled $1.1 million, a decrease of $37.1 million or 97% from last year. For the six months ended March 31, 2015, revenues in this segment were $3.3 million, a drop of $64.1 million or 95% from the previous year. For both periods, the decrease can be mostly attributed to having no contracts underway in the current year for the production of PRM systems. Additionally, our borehole and other reservoir products are also experiencing similar lower demand in the current seismic market. Although we have no PRM contracts currently in hand, we continue to have working discussions with potential customers who are interested in pursuing future PRM systems. We reiterate that no significant revenues associated with PRM contracts are anticipated in fiscal year 2015. However, we believe that our unchallenged expertise, past successes and ongoing research and development in this technology will continue to facilitate significant opportunities for future PRM contracts.”

“Despite the depressed conditions in our seismic businesses, we are pleased to report improving profits in our non-seismic businesses. For the three months ended March 31, 2015, our non-seismic businesses reported revenues of $5.0 million and operating income of $0.5 million compared to revenues of $4.8 million and operating income of $0.3 million last year. For the six months ended March 31, 2015, this segment reported revenues of $10.5 million and operating income of $1.4 million compared to revenues of $10.7 million and operating income of $1.0 million last year.”

“Broad and ongoing decline in seismic exploration activity has led to a significant reduction in demand for our products. We expect this lowered demand to persist or worsen until our customers see an increase in demand for their seismic exploration services. With low rental fleet utilization and largely curtailed manufacturing activity, gross profits will remain severely challenged by ongoing rental fleet depreciation and fixed factory overhead costs. In coping with these market conditions, we have made adjustments to reduce costs and preserve cash while maintaining critical infrastructure and core competencies within the organization. Factory hours have been cut roughly 60% from a year ago through personnel reductions and other control measures. Plans for further facility consolidation are underway. In addition, both discretionary and planned capital expenditures have been reduced or deferred, including those associated with our Pinemont plant expansion. We further note that significant payments for 2014 property taxes and fiscal year 2014 incentive compensation expenses, together totaling over $10 million, are now behind us. As additional financial strengthening, just this week, we amended and renewed our credit agreement with Frost Bank for a three year period. The amended credit agreement allows us to borrow up to $30.0 million as determined by a borrowing base, whereas our previous agreement significantly restricted our ability to borrow during these difficult market conditions. In consideration of these things, we believe the strength of our balance sheet and the advantages offered by our products and technologies provide us the requisite means to weather the current industry cycle.

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2015 second quarter financial results on May 8, 2015, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (866) 952-1907 (US) or (785) 424-1826 (International). Please reference the conference ID: GEOSQ215 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

Revenues:
Products	$24,833	$58,909	$43,296	$156,729
Rental equipment	3,109	9,642	5,812	13,170

Total revenues	27,942	68,551	49,108	169,899

Cost of revenues:
Products	21,402	35,474	40,015	86,712
Rental equipment	5,124	5,174	7,698	8,192

Total cost of revenues	26,526	40,648	47,713	94,904

Gross profit	1,416	27,903	1,395	74,995

Operating expenses:
Selling, general and administrative	5,953	6,554	11,822	13,256
Research and development	3,691	5,097	6,992	9,472
Bad debt expense	321	296	1,018	644

Total operating expenses	9,965	11,947	19,832	23,372

Income (loss) from operations	(8,549)	15,956	(18,437)	51,623

Other income (expense):
Interest expense	(107)	(103)	(219)	(235)
Interest income	115	25	174	56
Foreign exchange gains, net	599	101	2,188	80
Other, net	(23)	(12)	(113)	(38)

Total other income (expense), net	584	11	2,030	(137)

Income (loss) before income taxes	(7,965)	15,967	(16,407)	51,486
Income tax expense (benefit)	(2,783)	5,151	(5,780)	16,494

Net income (loss)	$(5,182)	$10,816	$(10,627)	$34,992

Basic earnings (loss) per share	$(0.40)	$0.83	$(0.82)	$2.68

Diluted earnings (loss) per share	$(0.40)	$0.82	$(0.82)	$2.66

Weighted average shares outstanding – Basic	13,002,616	12,950,416	12,990,129	12,948,788

Weighted average shares outstanding – Diluted	13,002,616	13,002,383	12,990,129	13,001,075

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2015	September 30, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,513	$33,357
Short-term investments	19,958	19,861
Trade accounts receivable, net	16,783	24,602
Current portion of notes receivable	4,404	3,786
Income tax receivable	8,857	2,570
Inventories, net	138,365	145,890
Deferred income tax assets	7,319	7,244
Prepaid expenses and other current assets	1,872	6,698

Total current assets	221,072	244,008

Rental equipment, net	45,262	53,873
Property, plant and equipment, net	50,989	49,205
Goodwill	1,843	1,843
Non-current deferred income tax assets	626	75
Non-current notes receivable	1,524	28
Prepaid income taxes	4,947	5,848
Other assets	106	106

Total assets	$326,369	$354,986

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable trade	$2,865	$4,964
Accrued expenses and other current liabilities	6,762	14,590
Deferred revenue	529	3,752
Deferred income tax liabilities	23	23
Income taxes payable	230	22

Total current liabilities	10,409	23,351

Non-current deferred income tax liabilities	664	2,377

Total liabilities	11,073	25,728

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	131	131
Additional paid-in capital	71,966	70,704
Retained earnings	250,292	260,919
Accumulated other comprehensive loss	(7,093)	(2,496)

Total stockholders’ equity	315,296	329,258

Total liabilities and stockholders’ equity	$326,369	$354,986

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended	Six Months Ended
	March 31, 2015	March 31, 2014
Cash flows from operating activities:
Net income (loss)	$(10,627)	$34,992
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income tax benefit	(2,338)	(676)
Depreciation	10,147	8,662
Accretion of discounts on short-term-investments	114	—
Stock-based compensation	2,327	1,935
Bad debt expense	1,018	644
Inventory obsolescence expense	1,662	1,717
Gross profit from the sale of used rental equipment	(1,349)	(5,466)
Gain on disposal of property, plant and equipment	(2)	(58)
Excess tax expense from stock-based compensation	(1,065)	—
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	3,559	337
Income tax receivable	(6,287)	—
Inventories	3,303	(3,987)
Costs and estimated earnings in excess of billings	—	12,400
Prepaid expenses and other current assets	4,645	306
Prepaid income taxes	900	(950)
Accounts payable	(2,064)	(2,496)
Accrued expenses and other	(11,503)	(1,346)
Deferred revenue	(3,197)	5,672
Income taxes payable	255	4,117

Net cash provided by (used in) operating activities	(10,502)	55,803

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,418)	(4,379)
Investment in rental equipment	(1,850)	(18,309)
Proceeds from sale of used rental equipment	3,570	8,551
Purchases of short-term investments	(1,875)	—
Proceeds from the sale of short-term investments	1,715	—

Net cash provided by (used in) investing activities	142	(14,137)

Cash flows from financing activities:
Principal payments on debt arrangements	—	(931)
Excess tax benefit from stock-based compensation	—	661
Proceeds from exercise of stock options	—	212

Net cash used in financing activities	—	(58)

Effect of exchange rate changes on cash	516	6

Increase (decrease) in cash and cash equivalents	(9,844)	41,614

Cash and cash equivalents, beginning of period	33,357	2,726

Cash and cash equivalents, end of period	$23,513	$44,340

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUES AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

Seismic segment revenues:
Traditional exploration products	$9,569	$13,060	$17,290	$33,522
Wireless exploration products	12,085	12,463	17,779	57,971
Reservoir products	1,127	38,180	3,305	67,437

	22,781	63,703	38,374	158,930

Non-Seismic segment revenues	5,019	4,795	10,450	10,707
Corporate revenues	142	53	284	262

Total revenues	$27,942	$68,551	$49,108	$169,899

	Three Months Ended		Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

Operating income (loss):
Seismic segment	$(5,744)	$19,473	$(13,129)	$58,016
Non-Seismic segment	502	263	1,360	1,037
Corporate	(3,307)	(3,780)	(6,668)	(7,430)

Total operating income (loss)	$(8,549)	$15,956	$(18,437)	$51,623